EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2017 Earnings Results

SCOTTSDALE, Ariz., May 08, 2017 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the largest U.S.-based independent manufacturer of composite wind blades, today reported financial results for the first quarter ended March 31, 2017.

Highlights

For the quarter ended March 31, 2017:

  Net sales of $191.6 million
  Total billings of $211.4 million
  Net income of $3.5 million or $0.10 per diluted share
  EBITDA of $12.5 million, with an EBITDA margin of 6.5%
  Adjusted EBITDA of $15.6 million, with an Adjusted EBITDA margin of 8.1%

KPIs		Q1'17	Q1'16
	Setsˆ	636	486
	Estimated megawatts²	1,460	1,113
	Dedicated manufacturing lines³	44	38
	Total manufacturing lines installed⁴	39	32
	Manufacturing lines in startup⁵	9	—
	Manufacturing lines in transition⁶	—	3
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements.
  Number of manufacturing lines installed and either in operation, startup or transition.
  Number of manufacturing lines in a startup phase during the period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We started the year off on a positive note as we delivered strong operational and financial performance with solid first quarter 2017 results meeting our plan for total billings and beating our adjusted EBITDA target,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We remain focused on our strategy to grow globally, diversify among our customer base and expand profitability. We are pleased to have recently announced a new manufacturing facility in Matamoros, Mexico in support of a multiyear supply agreement with Vestas. This represents the third global geography where we have partnered with Vestas, and we will provide blades from two manufacturing lines for Vestas’ V136 wind turbine, with an option to add more lines, for the rapidly growing markets in Latin America. During the quarter, we also announced an expansion of our relationship with Gamesa in Turkey with the signing of a multiyear supply agreement for one dedicated line of 65 meter-class blades and the option for another dedicated line.

We currently have approximately $4.2 billion of revenue under long-term contracts covering 46 molds and a strong global pipeline of opportunities to support our growth target. We are confident in our ability to expand our production lines globally across numerous partners and continue to target 25% average annual top line growth for the next few years. We remain focused on our commitment to improve our operational effectiveness, expand margins and drive down the levelized cost of energy,” concluded Mr. Lockard.

First Quarter 2017 Financial Results
Net sales for the three months ended March 31, 2017 increased by $15.5 million or 8.8% to $191.6 million compared to $176.1 million in the same period in 2016. Net sales of wind blades increased by 11.9% to $184.3 million for the three months ended March 31, 2017 as compared to $164.7 million in the same period in 2016. The increase was primarily driven by a 15% increase in the number of wind blades delivered during the three months ended March 31, 2017 compared to the same period in 2016 primarily from our Mexico and China plants, partially offset by a decline in the average sales prices of the same blade models delivered in both periods as a result of savings in raw material costs, a portion of which we share with our customers, slightly lower wind blade volume in Turkey and foreign currency fluctuations in Turkey and China. Net sales from the manufacturing of precision molding and assembly systems during the three months ended March 31, 2017 decreased to $4.6 million from $9.9 million in the same period in 2016. Total billings for the three months ended March 31, 2017 increased by $36.8 million or 21.1% to $211.4 million compared to $174.5 million in the same period in 2016 driven by a 31% increase in wind blades manufactured partially offset by a decline in the average selling price of wind blades manufactured in both periods as a result of savings in raw material costs, a portion of which we share with our customers and the impact of the strengthening of the U.S. dollar against the Euro at our Turkey operations and the Chinese Renminbi at our China operations on consolidated net sales and total billings of 0.9% and 1.3%, respectively. The impact of the strengthening of the U.S. dollar against the Euro and the Chinese Renminbi on consolidated net sales and total billings for the three months ended March 31, 2016 was not significant.

Gross profit for the three months ended March 31, 2017 was $18.0 million and included aggregate costs of $6.2 million related to the startup of our new plants in Mexico and Turkey. This compares to gross profit for the three months ended March 31, 2016 of $12.9 million, including aggregate costs of $3.3 million related to the transition of wind blade models in our original plant in Mexico. Our gross profit margin of 9.4% was a 210 basis point improvement over the three months ended March 31, 2016, notwithstanding the higher startup and transition costs during the quarter driven by improved operating efficiencies and the impact of savings in raw material costs and foreign currency fluctuations on our costs of sales.

Net income for the three months ended March 31, 2017 was $3.5 million, as compared to $1.7 million in the same period in 2016. The increase was due to the reasons set forth above partially offset by the impact of share-based compensation costs of $1.7 million recorded in the 2017 period (none was recorded in the 2016 period) as well as additional costs incurred to enhance our corporate support functions to support our growth and public company governance.

Net income attributable to common shareholders was $3.5 million during the three months ended March 31, 2017, compared to a loss of $0.7 million in the same period in 2016. This was primarily due to the improved operating results discussed above. Diluted earnings per share was $0.10 for the three months ended March 31, 2017, compared to a loss of $0.16 for the three months ended March 31, 2016.

EBITDA for three months ended March 31, 2017 increased to $12.5 million, compared to $11.0 million during the same period in 2016. The EBITDA margin increased to 6.5% compared to 6.2% in the 2016 period. Adjusted EBITDA for three months ended March 31, 2017 increased to $15.6 million compared to $11.4 million during the same period a year ago. The Adjusted EBITDA margin increased to 8.1%, compared to 6.5% during the same period a year ago.

Capital expenditures increased to $16.9 million for three months ended March 31, 2017 from $10.9 million during the same period a year ago. Capex is primarily related to our new facilities in Mexico and Turkey.

Net debt as of March 31, 2017 was $7.1 million as compared to $6.4 million as of December 31, 2016.

2017 Outlook
For 2017, the Company expects:

  Total billings of between $930 million and $950 million (1)
  Sets delivered of between 2,800 and 2,900
  Average sales price per blade of between $105,000 and $110,000
  Estimated megawatts of sets delivered to be between 6,350 and 6,600
  Dedicated manufacturing lines under long-term agreements at year end to be between 52 to 56
  Manufacturing lines installed at year end to be 40
  Manufacturing lines in transition during the year to be 5
  Manufacturing lines in startup during the year to be 15
  Startup and transition cost reduced to between $30 million and $40 million
  Capital expenditures to be between $75 million and $85 million (approx. 85% growth related)
  Effective tax rate to be between 20% and 25%
  Depreciation and amortization of between $23 million and $25 million
  Interest expense of between $11 million and $12 million
  Income tax expense of between $8 million and $10 million
  Share-based compensation of between $9.5 million and $10.5 million

(1) We have not reconciled our expected total billings to expected net sales as calculated under GAAP because we have not yet finalized calculations necessary to provide the reconciliation, including the expected change in deferred revenue, and as such the reconciliation is not possible without unreasonable efforts.

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Monday, May 8, 2017 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13660912. The replay will be available until May 15, 2017. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; our ability to backfill molds with respect to GE supply contracts that are not renewed; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net debt and free cash flow. We define total billings as the total amounts we have invoiced our customers for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net debt as the total principal amount of debt outstanding less unrestricted cash and equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2017	2016

Net sales	$191,602	$176,110
Cost of sales	167,423	159,866
Startup and transition costs	6,159	3,306
Total cost of goods sold	173,582	163,172
Gross profit	18,020	12,938
General and administrative expenses	8,306	4,749
Income from operations	9,714	8,189
Other income (expense):
Interest income	19	21
Interest expense	(3,026)	(3,912)
Realized loss on foreign currency remeasurement	(1,381)	(439)
Miscellaneous income	320	190
Total other expense	(4,068)	(4,140)
Income before income taxes	5,646	4,049
Income tax provision	(2,101)	(2,303)
Net income	3,545	1,746
Net income attributable to preferred shareholders	-	2,437
Net income (loss) attributable to common shareholders	$3,545	$(691)

Weighted-average common shares outstanding:
Basic	33,737	4,238
Diluted	33,827	4,238
Net income (loss) per common share:
Basic	$0.11	$(0.16)
Diluted	$0.10	$(0.16)

Non-GAAP Measures:
Total billings	$211,360	$174,538
EBITDA	$12,482	$10,951
Adjusted EBITDA	$15,570	$11,390

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
($ in thousands)	2017	2016

Current assets:
Cash and cash equivalents	$115,541	$119,066
Restricted cash	1,928	2,259
Accounts receivable	96,564	67,842
Inventories	51,947	53,095
Inventories held for customer orders	68,675	52,308
Prepaid expenses and other current assets	23,839	30,657
Total current assets	358,494	325,227
Noncurrent assets:
Property, plant, and equipment, net	103,486	91,166
Other noncurrent assets	15,961	20,813
Total assets	$477,941	$437,206

Current liabilities:
Accounts payable and accrued expenses	$123,390	$112,281
Accrued warranty	21,895	19,912
Deferred revenue	89,319	69,568
Customer deposits and customer advances	6,217	1,390
Current maturities of long-term debt	32,474	33,403
Total current liabilities	273,295	236,554
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	88,015	89,752
Other noncurrent liabilities	4,565	4,393
Total liabilities	365,875	330,699
Shareholders' equity	112,066	106,507
Total liabilities and shareholders' equity	$477,941	$437,206

Non-GAAP Measure:
Net debt	$7,095	$6,379

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
($ in thousands)	2017	2016

Net cash provided by (used in) operating activities	$15,938	$(1,139)
Net cash used in investing activities	(16,922)	(10,888)
Net cash provided by (used in) financing activities	(2,478)	2,003
Impact of foreign exchange rates on cash and cash
equivalents	(63)	(51)
Cash and cash equivalents, beginning of period	119,066	45,917
Cash and cash equivalents, end of period	$115,541	$35,842

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended March 31,
($ in thousands)	2017	2016
Net sales	$191,602	$176,110
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (1)	(69,568)	(65,520)
Blade-related deferred revenue at end of period (1)	89,319	65,027
Foreign exchange impact (2)	7	(1,079)
Change in deferred revenue	19,758	(1,572)
Total billings	$211,360	$174,538

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
($ in thousands)	2017	2016

Net income	$3,545	$1,746
Adjustments:
Depreciation and amortization	3,829	3,011
Interest expense (net of interest income)	3,007	3,891
Income tax provision	2,101	2,303
EBITDA	12,482	10,951
Share-based compensation expense	1,707	-
Realized loss on foreign currency remeasurement	1,381	439
Adjusted EBITDA	$15,570	$11,390

Free cash flow is reconciled as follows:	Three Months Ended March 31,
($ in thousands)	2017	2016
Net cash provided by (used in) operating activities	$15,938	$(1,139)
Capital expenditures	(16,922)	(10,888)
Free cash flow	$(984)	$(12,027)

Net debt is reconciled as follows:
	March 31,	December 31,
($ in thousands)	2017	2016
Total debt, net of debt issuance costs	$120,489	$123,155
Add debt issuance costs	2,147	2,290
Less cash and cash equivalents	(115,541)	(119,066)
Net debt	$7,095	$6,379

(1) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:

	Three Months Ended March 31,
($ in thousands)	2017	2016
Blade-related deferred revenue at beginning of period	$69,568	$65,520
Non-blade related deferred revenue at beginning of period	-	-
Total current and noncurrent deferred revenue at beginning of period	$69,568	$65,520

Blade-related deferred revenue at end of period	$89,319	$65,027
Non-blade related deferred revenue at end of period	-	-
Total current and noncurrent deferred revenue at end of period	$89,319	$65,027

(2) Represents the effect of the difference between the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.

Investor Relations
480-315-8742
investors@TPIComposites.com